Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2008 Financial Results

– Achieves Key Milestones Including Human Proof of Concept for an RNAi Therapeutic in GEMINI Phase II Study and New Partnerships on microRNA Therapeutics and RNAi Delivery –

– Completes First Quarter with $444 Million in Cash and Strongest Revenues to Date of Over $22 Million –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter of 2008, and company highlights.

“We have demonstrated significant progress in the first quarter across all dimensions – scientific, clinical, and business,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Most notably in the period, we established human proof of concept for an RNAi therapeutic with the results from our Phase II GEMINI study with ALN-RSV01, representing what we believe is a major ‘de-risking’ event in the advancement of RNAi therapeutics as a whole new class of medicines.”

“Our business development activities also continue to be fruitful, as represented by the recent strategic alliance signed between Regulus Therapeutics, our joint venture with Isis Pharmaceuticals, and GlaxoSmithKline. Our leadership on delivery will be enhanced through the new business combination of Tekmira and Protiva, wherein we expect Alnylam’s access to delivery technology and intellectual property to be strengthened,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We were also pleased to announce this morning that Novartis has exercised their current right to purchase the maximum amount of additional newly issued shares of Alnylam’s common stock as part of our 2005 agreements, which we view as a solid endorsement of our efforts to build a successful company.”

Cash, Cash Equivalents and Marketable Securities

At March 31, 2008, Alnylam had cash, cash equivalents and marketable securities of $443.9 million, compared to $455.6 million at December 31, 2007.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended March 31, 2008 was $1.2 million, or $0.03 per share (including $3.8 million, or $0.09 per share, of non-cash stock-based compensation expense), compared to $21.6 million, or $0.58 per share (including a one-time non-cash license fee of $7.9 million and a cash license fee of $0.4 million, which totaled $0.22 per share, and $2.2 million, or $0.06 per share of non-cash stock based compensation expense) in the first quarter of 2007.

Revenues

Revenues in the first quarter of 2008 were $22.2 million, compared to $7.2 million during the first quarter of 2007. The significant increase in revenues in the first quarter of 2008 was primarily related to $13.4 million of net collaboration revenues related to the company’s alliance with Roche, which began in the third quarter of 2007. Revenues for the first quarter of 2008 also included $8.8 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), the Department of Defense (DOD), Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $20.3 million in the first quarter of 2008, including $2.3 million of non-cash stock-based compensation, as compared to $26.7 million in the first quarter of 2007, including $1.2 million of non-cash stock-based compensation. The decrease in R&D expenses was primarily due to a first quarter 2007 non-cash license fee of $7.9 million to Tekmira Pharmaceuticals Corporation that the company paid in its common stock as well as a related cash license fee of $0.4 million. R&D expenses in the first quarter of 2008 consisted primarily of external service costs in support of the company’s clinical program for respiratory syncytial virus (RSV) infection as well as the company’s pre-clinical programs for the treatment of hypercholesterolemia, liver cancer, and Huntington’s disease. R&D expenses in the first quarter of 2008 also included costs associated with the company’s delivery-related collaborations. There was also an increase in non-cash stock-based compensation in the first quarter of 2008 as compared to the first quarter of 2007.

General and Administrative Expenses

General and administrative (G&A) expenses were $5.9 million in the first quarter of 2008, including $1.5 million of non-cash stock-based compensation, compared to $4.5 million in the first quarter of 2007, including $1.0 million of non-cash stock-based compensation. The increase in G&A expenses for the first quarter of 2008 was due primarily to higher professional service fees associated with increased business activities and an increase in G&A headcount over the past year to support the company’s growth. There was also an increase in non-cash stock-based compensation in the first quarter of 2008 as compared to the first quarter of 2007.

Regulus Therapeutics LLC; Joint Venture with Isis Pharmaceuticals

During the third quarter of 2007, the company made a $10.0 million investment in Regulus Therapeutics, a joint venture with Isis Pharmaceuticals for the discovery, development, and commercialization of miRNA therapeutics. The company is funding the first $10.0 million of Regulus Therapeutics’ net spend and has capitalized its investment in Regulus Therapeutics on its balance sheet. In its income statement, the company incurred a $1.6 million equity in loss of joint venture related to the company’s share of the net losses incurred by Regulus Therapeutics in the first quarter of 2008.

Interest Income

Interest income was $4.7 million in the first quarter of 2008 as compared to $2.7 million in the first quarter of 2007. The significant increase in interest income was primarily due to $331 million of gross proceeds that the company received from the alliance with Roche that closed in August 2007.

Income Tax Expense

As a result of the company’s alliance with Roche in August 2007, the company recorded income tax expenses of $0.2 million in the first quarter of 2008.

2008 Financial Guidance

Alnylam continues to expect that its cash, cash equivalents and marketable securities balance will be greater than $390.0 million at December 31, 2008.

“The strength of our alliance-based revenues, combined with continued disciplined spending in R&D and G&A, resulted in a modest net loss for the first quarter of 2008,” stated Patricia Allen, Vice President, Finance and Treasurer at Alnylam. “Our strong cash position, along with our expectation for continued funding from our collaborations allows us to invest significantly in advancing our pipeline of proprietary and partnered RNAi therapeutic programs, as well as in our delivery efforts as we continue to build our business.”

First Quarter 2008 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Obtained Human Proof of Concept for RNAi Therapeutics. Alnylam achieved human proof of concept with an RNAi therapeutic, which it believes is a first for the technology and the industry. The company’s Phase II GEMINI study with ALN-RSV01 was a double-blind, randomized, placebo-controlled human clinical study in 88 adult subjects. Data from this study showed that intranasally administered ALN-RSV01 demonstrated statistically significant anti-viral efficacy with a 38% relative reduction in RSV infection rate and a 95% increase in the number of infection-free subjects as compared with placebo. Alnylam believes this represents a major de-risking event for the advancement of RNAi therapeutics, and supports Alnylam’s broad R&D efforts for RNAi therapeutics overall and ALN-RSV01 in particular.
  Advanced Development of ALN-RSV01 for RSV Infection. Alnylam initiated a Phase II clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 versus placebo in adult lung transplant patients naturally infected with RSV. As a secondary objective, this trial will evaluate the anti-viral activity of ALN-RSV01 in patients with a naturally acquired RSV lower respiratory tract infection. The data from this study, in combination with the previous Phase II GEMINI trial and multiple Phase I trials, will comprise a comprehensive safety and efficacy data set with which Alnylam expects to further advance its overall ALN-RSV01 development program aimed toward pediatric RSV populations.
  Expanded Development Pipeline. The company is advancing ALN-HTT as a development program, an RNAi therapeutic targeting the huntingtin gene for the treatment of Huntington’s disease. This program is in partnership with Medtronic, Inc., and is structured as a 50/50 co-development/profit share relationship in the U.S. market. In Europe, Medtronic is solely responsible for development and commercialization.

  Augmented Platform for Systemic Delivery of RNAi Therapeutics. Alnylam intends to enter into a new agreement with Tekmira Pharmaceuticals Corporation related to Tekmira’s planned business combination with Protiva BioTherapeutics, Inc. Alnylam expects this new agreement will expand its access to key technology and intellectual property for the delivery of RNAi therapeutics with liposomal delivery technologies, including continued exclusive access to the Semple (U.S. Patent No. 6,858,225) and Wheeler (U.S. Patent Nos. 5,976,567 and 6,815,432) patents which the company believes are critical for cationic liposomal delivery of RNAi therapeutics.
  Continued Scientific Leadership. Alnylam continued to demonstrate its scientific leadership through publication and presentation of peer-reviewed research, including:
-- publication of data from Alnylam's Phase I clinical trials with intranasally delivered ALN-RSV01 for the treatment of RSV infection (DeVincenzo et al., Antiviral Research 77, 225-231 (2008));
-- data demonstrating normalization of cellular function with RNAi therapeutics targeting a mutant gene for dystonia (Hewett et al., Human Molecular Genetics 17, 1436-1445 (2008));
-- discovery of "lipidoids," a novel biomaterials approach for systemic delivery of RNAi therapeutics as part of a research collaboration with scientists at MIT (Akinc et al., Nature Biotechnology advance online publication, 27 April 2008 (DOI:10.1038/ nbt1402));
-- new research related to defining immunostimulatory properties and mechanisms for siRNAs and methods to screen for and eliminate these properties in defining "drug-like" properties of siRNAs for therapeutic applications (Zamanian-Daryoush et al., Journal of Interferon & Cytokine Research 28, 221-233 (2008)); and,
-- new data at the 2008 Keystone RNAi Symposium highlighting continued progress in advancing pre-clinical programs including those for hypercholesterolemia, liver cancer, Ebola, and progressive multifocal leukoencephalopathy (PML), as well as advancements in systemic delivery of RNAi therapeutics.

Business Execution Highlights

  Regulus Therapeutics Formed Major Alliance with GlaxoSmithKline (GSK), Valued at Over $600 Million. GSK and Regulus Therapeutics, Alnylam’s joint venture with Isis Pharmaceuticals, formed a strategic alliance to discover, develop, and market novel microRNA-targeted therapeutics to treat inflammatory diseases such as rheumatoid arthritis and inflammatory bowel disease. GSK obtained an option to license product candidates directed at four different microRNA targets within inflammatory diseases such as rheumatoid arthritis and inflammatory bowel disease. Regulus Therapeutics received $20.0 million in upfront cash payments, including a $15.0 million option fee and a $5.0 million note, and could also be eligible to receive up to $144.5 million in development, regulatory, and sales milestone payments for each of the four microRNA-therapeutic products discovered and developed as part of the alliance. In addition to the potential of nearly $600 million Regulus Therapeutics could receive in option, license, and milestone payments, Regulus Therapeutics could also receive tiered royalties up to double digits on worldwide sales of products resulting from the alliance.

  Continued Leveraging of Intellectual Property for Near-Term Value Creation. Alnylam granted a license to Shanghai GenePharma Co., Ltd under the Kreutzer-Limmer patent family for the research reagent market. This license represents Alnylam’s first business transaction in China, which is regarded as having one of the fastest growing life science markets in the world.
  Awarded $3.8 Million LEAPS Grant Funding from Michael J. Fox Foundation for Parkinson’s Disease. Alnylam and collaborators received a new grant totaling $3.8 million for the development of RNAi therapeutics for the treatment of Parkinson’s disease. The four-year grant, which is part of the Foundation’s LEAPS (Linked Efforts to Accelerate Parkinson’s Solutions) initiative, was awarded to Alnylam, Mayo Clinic of Jacksonville, Florida, and the Parkinson's Institute and Clinical Center of Sunnyvale, California.

Intellectual Property Leadership Highlights

  Tuschl II Patent Granted In World’s Top Three Pharmaceutical Markets. Key fundamental patents from Alnylam’s exclusively held Tuschl II patent series were granted by the European Patent Office and the Japanese Patent Office. The European patent (EP 1407044 or “’044 patent”) broadly covers compositions, methods, and uses of small interfering RNAs (siRNAs), the molecules that mediate RNAi. The Japanese patent (JP Application Number 2002/546670) includes 39 claims broadly covering compositions, methods, uses, and systems for siRNAs. The Tuschl II patent series now provides Alnylam exclusivity for RNAi therapeutics in the world’s top three pharmaceutical markets.
  United Kingdom Patent Office Granted Patent for Woppmann et al. Series. The United Kingdom Patent Office granted a patent (UK 2417727 or “’727 patent”) for the Woppmann et al. patent series. The newly granted patent includes 32 claims broadly covering compositions and methods, including pharmaceutical compositions, for siRNAs. The claims cover siRNA molecules of any length that contain “overhang” and “blunt end” design features, including siRNAs containing chemical modifications and certain novel motifs.
  German Patent Office Granted Patent for Kreutzer-Limmer I Series. The German Patent Office granted a new patent (DE 10066235 or “’235 patent”) in the Kreutzer-Limmer I series broadly covering methods, uses, and medicaments for siRNAs with a length of 15 to 49 nucleotide pairs expressed via vectors.
  Regulus Therapeutics Licensed IP from Stanford University. Regulus Therapeutics obtained exclusive license rights from Stanford University to worldwide patent applications covering methods and composition for antagonizing miR-181a to regulate immune responses. Changes in miR-181a levels have been shown to modify the response of immune cells such as T lymphocytes to specific stimuli and its antagonism could lead to a new way to treat inflammatory diseases.
  Additional Patents Issued or Granted. Alnylam announced today the issuance or grant of the following patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:
-- U.S. Patent No. 7,320,965 titled "Compositions and methods for inhibiting expression of the huntingtin gene" issued on January 22, 2008;
-- U.S. Patent No. 7,348,314 titled "Compositions and methods for inhibiting viral replication" issued on March 25, 2008;
-- U.S. Patent No. 7,361,752 titled "RNAi modulation of MLL-AF4 and uses thereof" issued on April 22, 2008; and,
-- Australian Patent Application No. 2004206255 titled "Lipophilic derivatives of double-stranded ribonucleic acid" has been accepted by the Australian Patent Office.

Organizational Highlights

  Expanded Alnylam Board of Directors and Scientific Advisory Board. Edward Scolnick, M.D., was appointed to the Alnylam Board of Directors and Scientific Advisory Board. Dr. Scolnick is the director of the Psychiatry Initiative at the Broad Institute and the former President of Merck Research Laboratories.
  Expanded the Regulus Management Team. Regulus Therapeutics announced the appointment of Peter S. Linsley, Ph.D. as Chief Scientific Officer. Dr. Linsley has been instrumental in advancing the scientific understanding and therapeutic potential of microRNAs. Before joining Regulus, Dr. Linsley was an Executive Director of Cancer Biology at Merck Research Laboratories, which he joined upon the acquisition of Rosetta Inpharmatics LLC.

Conference Call Information

Alnylam will host a conference call at 4:30 p.m. ET on May 8, 2008 to discuss the first quarter financial results and recent corporate developments. The call may be accessed by dialing 800-295-4740 (domestic) or 617-614-3925 (international) five minutes prior to the start time and providing the passcode 34498800.

A replay of the call will be available from approximately 6:30 p.m. ET on May 8, 2008 until May 15, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the passcode 32097266. A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the company’s website approximately two hours after the event and will be archived for 14 days thereafter.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including hypercholesterolemia, liver cancers, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, and Roche. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam has established “RNAi 2010” which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV01, and its expectations with respect to the timing and success of its clinical and pre-clinical trials and regulatory filings, its expectations regarding the development of efficient delivery of RNAi therapeutics, the formation of new alliances, the ability to invest significantly in its pipeline and delivery technology, and its cash position at the end of 2008, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent annual report on Form 10-K on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Net revenues from research collaborators	$22,192	$7,217
Operating expenses:
Research and development (1)	20,277	26,671
General and administrative (1)	5,872	4,540
Total operating expenses	26,149	31,211
Loss from operations	(3,957)	(23,994)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics LLC)	(1,629)	-
Interest income	4,702	2,690
Interest expense	(232)	(286)
Other income (expense)	82	(55)
Total other income (expense)	2,923	2,349
Loss before income taxes	(1,034)	(21,645)
Provision for income taxes	(205)	-
Net loss	$(1,239)	$(21,645)

Net loss per common share:
Net loss per common share – basic and diluted	$(0.03)	$(0.58)
Weighted average common shares used to compute basic and diluted net loss per common share	40,736	37,376

(1) Non-cash stock-based compensation expense included in operating expenses are as follows:

Research and development	$2,314	$1,156
General and administrative	1,506	1,004

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2008	2007
Cash, cash equivalents and marketable securities	$443,873	$455,602
Collaboration receivables	9,680	5,031
Prepaid expenses and other current assets	1,922	2,926
Property and equipment, net	15,875	13,810
Long-term restricted cash	6,152	6,152
Intangible and other assets	1,070	1,141
Investment in joint venture (Regulus Therapeutics LLC)	7,684	9,129
Total assets	$486,256	$493,791
Other current liabilities	$26,088	$22,842
Deferred revenue	250,262	263,316
Notes payable, net of current portion	1,955	2,963
Deferred rent	4,853	5,200
Other long-term liabilities	286	302
Total stockholders’ equity (40.8 million and 40.8 million common shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	202,812	199,168
Total liabilities and stockholders' equity	$486,256	$493,791

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2007.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer